                                                                    Exhibit 11.1

Maxim Integrated Products, Inc.
Computation of income per share
(amounts in thousands, except per share amounts)

                                                               Three Months            Nine Months
                                                                  Ended                   Ended
                                                                March 31,               March 31,
                                                          --------------------    --------------------
                                                            1995        1996        1995        1996
                                                          --------    --------    --------    --------

  Weighted average shares outstanding                       57,879      60,276      57,636      59,774

  Add weighted average shares from assumed exercise
       of options and warrants when treasury shares are
       reacquired at average stock market price             13,084      16,708      12,564      17,186

  Less weighted average shares assumed repurchased
       from tax benefit from the assumed exercise
       of non-qualified stock options                       (4,461)     (5,772)     (4,298)     (6,097)
                                                          --------    --------    --------    --------

  Common and common equivalent shares used
       in computing income per share                        66,502      71,212      65,902      70,863
                                                          ========    ========    ========    ========


  Net income applicable to computation of
       income per share                                   $ 10,124    $ 34,182    $ 27,358    $ 88,641
                                                          ========    ========    ========    ========

  Income per share                                        $   0.15    $   0.48    $   0.42    $   1.25
                                                          ========    ========    ========    ========


Note: All shares are adjusted to reflect the two for one stock split effective on December 13, 1995.